Exhibit 10.83

January 9, 2008

Via Hand Delivery

Nisha Kumar

Time Warner Inc.

One Time Warner Center

New York, New York 10019

Dear Nisha:

This letter (the “Agreement”) contains the key terms and conditions of your continued employment with AOL LLC (together with its subsidiaries, affiliates, and assigns, “AOL” or “the Company”) and supersedes any prior oral or written promises to you on the matters set forth herein and any other prior agreements you may have with Time Warner.

1.	Term of Employment. The phrase “Term of Employment,” as used throughout this Agreement, shall mean the period beginning on December 1, 2007 (the “Effective Date”), and ending on November 30, 2010 (the “Term Date”), subject to the provisions for earlier termination and extension set forth in this Agreement.

2.	Scope of Employment. Your position with the Company will be Chief Financial Officer (CFO), Executive Vice President, reporting to the Chairman and Chief Executive Officer of the Company, or his or her successor. You will have the duties and authority normally associated with this position and any additional duties and authority that may be assigned to you from time to time by the CEO or his or her or successor.

3.	Base Salary. During the Term of Employment, your base compensation (“Base Salary”) will be no less than $22,916.66, semi-monthly, less applicable withholdings, which is $550,000 on an annual basis. Your Base Salary will be reviewed annually during the Term of Employment and may be increased, but not decreased, based on your individual performance or changes in competitive market conditions.

4.	Signing Bonus. In addition, you received a one time signing bonus, in the amount of $105,000, less applicable withholdings, used for the cost of furnished housing for nine months and child care costs for twelve months at a location outside of AOL’s child care facility or at AOL’s child care facility when space becomes available, which will be paid the second pay period following your first day of employment.

5.	Bonus. In addition to Base Salary, the Company typically pays its executives an annual cash bonus (“Bonus”) pursuant to its Annual Incentive Plan. Although any Bonus (and its amount, if a Bonus is paid) is fully discretionary, your target Bonus as a percentage of your annualized Base Salary is 100% percent. Each year, the Company will review its

22000 AOL Way     Dulles. VA 20166-9323 USA

overall performance and your individual performance, and will determine your Bonus, if any. Although as a general matter the Company expects to pay Bonuses at the target level in cases of satisfactory individual performance, the Company does not commit to paying any Bonus, and your Bonus may be negatively affected by the exercise of the Company’s discretion or by overall Company performance.

6.	Stock Options and Restricted Stock Units: You have been granted an option to purchase 65,000 shares of Time Warner Inc. (Time Warner) common stock, subject to Board of Director approval, vesting equally on an annual basis, over a four (4) year period (Stock Option grant). Additionally, you have received a one-time award of 20,000 restricted stock units (RSU’s), subject to Board of Director approval, of which 50% will vest on the third anniversary of the award date and the remaining 50% will vest on the fourth anniversary of the award date. Your Stock Option grant date and your RSU award date will be as soon as possible following your first day of employment, pending Board of Director approval and administrative processing. The exercise price for your Stock Option grant was the Fair Market Value on your grant date which is determined by the average of the high and low sales prices of Time Warner common stock on the NYSE on that day. (Note that AOL and Time Warner may discontinue granting options to purchase shares of Time Warner common stock at any time.) Your Stock Option grant and your award of RSU’s shall be governed in accordance with the terms and conditions of the plans, agreements and notices under which they were issued. In addition the the awards noted above, you will be eligible to receive annual and long-term incentive awards pursuant to the terms of any applicable plans in which you participate.

7.	Relocation. You are eligible for relocation assistance, and may initiate your relocation at any time within 12 months of starting employment with AOL. All amounts paid to you or on your behalf for reimbursement of relocation expenses will be appropriately reported on your W-2 as either taxable or non-taxable income. If you resign from the Company within 12 months of initiating relocation, you will be required to repay in full, within 30 days of your resignation, the total amount paid for relocation expenses either to you or on your behalf.

Please do not initiate any relocation activities without first contacting the relocation department. To initiate relocation, please contact Laurie Steinemer, Sr. Relocation Consultant, at LSteinemer@aol.com. Please be advised that Relocation Department’s receipt of your signed Reimbursement Agreement (Appendix A) and Promissory Note (Appendix B) is required prior to payment of any approved relocation expenses

8.	Benefits. The Company offers a generous and comprehensive benefits package, including health, disability, and life insurance. While you are an employee of the Company, you will be eligible to participate in any group life insurance, medical, dental, disability or other benefit plan or program of the Company now existing or established hereafter, provided that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its employees. It will be necessary for you to make benefit elections within 30 days of your hire date with the Company. If you do not make an election within the designated timeframe, you will be enrolled into the benefits default plan and you will be responsible for any associated costs. Employee benefits are subject to change at the sole discretion of the Company.

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9.	Employment Conditions. While you are an employee of the Company, you shall render your services to the Company on a full-time, exclusive basis, unless otherwise directed by the CEO or his or her designee or successor. The place for performance of your services will be the offices of the Company in Dulles, Virginia, or such other place in the New York City area as the CEO shall designate, subject to such travel as may be required in the performance of your duties.

This offer is contingent on your submission of satisfactory proof of eligibility to work in the United States. This offer also is contingent upon the results of a pre-employment background check, which may include confirmation of your Social Security number, verification of prior employment, verification of education, if applicable, and a criminal records check. If the results of the pre-employment background check are not satisfactory, or if the Company determines that you have falsified or failed to disclose relevant information on your application, the Company reserves the right to withdraw this offer or terminate your employment.

Further, as a condition of your employment, you will be required to electronically sign AOL’s Standards of Business Conduct within the first 30 days of your employment and periodically thereafter during your employment as requested by the Company, as an affirmation of your agreement to the Company’s code of ethical and appropriate workplace conduct.

Nothing in this letter precludes you from performing any charitable or civic duties provided that such duties do not interfere with the performance of your duties as an employee of AOL, do not violate the Standards of Business Conduct or the CNPR Agreement, or cause a conflict of interest. You may sit on the boards of non-AOL entities during your employment only if first approved in writing by AOL’s Compliance Council.

10.	Confidentiality, Non-Competition and Proprietary Rights. You agree to execute, contemporaneously with your execution of this Agreement or thereafter if requested by the Company, the Company’s current Confidentiality, Non-Competition and Proprietary Rights Agreement (“CNPR Agreement”), which is incorporated herein by reference. Any reference in the CNPR Agreement to your “at will” employment status is superseded by this Agreement. You shall comply with all the terms of the CNPR Agreement.

11.	Cooperation. During and after your employment with the Company, you shall assist the Company in connection with any litigation, investigation, or other legal or regulatory matter involving the Company. You agree that such assistance may include, but is not limited to, meeting with the Company’s legal counsel or other representatives and voluntarily providing testimony in legal proceedings if so requested by the Company. The Company will compensate you in an amount to be mutually agreed upon for reasonable expenses you incur in connection with such assistance to the extent that such assistance occurs after your employment with the Company ends.

12.	Return of Company Property. Upon termination of your employment, or at any time the Company so requests, you must return to the Company all the Company property then in your possession, including, but not limited to keys, access cards, computers, SecurIDs, pagers, telephones, credit cards and the original and all copies of any written, recorded, or

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computer readable information about Company practices, procedures, employees, trade secrets, finances, customer lists or marketing associated with the Company’s business, and any other information deemed proprietary or confidential in accordance with Company policies and/or the CNPR Agreement.

13.	Extension. If at the Term Date, your employment has not been terminated previously, and you and the Company have not agreed to an extension or renewal of this Agreement or to the terms of a new employment agreement, then your Term of Employment shall continue on a month-to-month basis, and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 30 days’ written notice delivered to the other party (which notice may be delivered by either party at any time on or after a date which is 30 days before the Term Date). If the Company elects to give notice of termination under this paragraph and the basis for such termination is not one of the grounds for termination under paragraph 14 herein, then such termination by the Company shall be deemed a termination without cause under paragraph 15 herein. If you elect to give notice of termination under this paragraph (for reasons other than Good Reason, as defined in Section 14[b]), then your termination shall be deemed a resignation under paragraph 14 herein and you shall not be entitled to receive any payments under paragraph 15 herein.

14.	Termination for Cause or for Death or Disability / Resignation by You. Notwithstanding anything to the contrary herein, the Company reserves the right to terminate your employment and this Agreement for cause, as this term is defined below, or because of your death or disability (as the term disability is defined in the long-term disability plan of the Company), at any time. Further, notwithstanding anything to the contrary herein, you may resign your employment with the Company at any time, and the terms of this paragraph will apply to any such resignation.

a.	For purposes of this Agreement, “cause” means: (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure or refusal without proper cause to perform your duties with the Company, including your express obligations under this Agreement, if such failure or refusal remains uncured for 15 days after written notice to you; (iii) fraud, embezzlement, misappropriation, or material destruction of Company property by you; (iv) your breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the CNPR Agreement or the Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business; or (vii) your failure to cooperate in any internal or external investigation involving the Company.

b.	For purposes of this Agreement, “Good Reason” means: (i) any reduction by the Company of your then current Base Salary; (ii) the relocation of the Company’s offices to a location more than fifty (50) miles from its current location or outside the New York City area; or (iii) the Company’s dimunition in your function with the Company; subject to the following conditions:

1.	you must provide written notice of your intent to terminate your employment and this agreement for good reason within thirty (30) days of such dimunition of your function;

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2.	such written notice must be delivered to the Chairman and Chief Executive Officer of AOL and to the Executive Vice President of Human Resources; and

3.	the Company shall have fifteen (15) days from the date of your written notice to cure the diminishment.

If you terminate this Agreement pursuant to the terms of this paragraph, then paragraph 15 shall apply as though the Company had terminated this Agreement without cause. If you do not provide the written notice within the time period set forth above, then your right to terminate this Agreement for Good Reason shall be deemed to have been waived.

c.	If the Company terminates your employment and this Agreement for cause or because of your death or disability, or if you resign your employment other than for Good Reason, the Company shall have no further obligation to you or your heirs other than (i) to pay your Base Salary through the effective date of termination, and (ii) with respect to any rights or benefits you may have pursuant to any insurance, benefit or other applicable plan of the Company.

15.	Termination Without Cause or For Good Reason. Notwithstanding anything to the contrary herein, the Company reserves the right to terminate your employment and this Agreement without cause and you reserve the right to terminate your employment with the Company with or without Good Reason. If the Company terminates your employment and this Agreement without cause, or if you terminate your employment with the Company for Good Reason, the following terms shall apply:

a.	The Company will pay you an amount equal to eighteen (18) months of your then current Base Salary, less applicable withholdings, payable in a lump sum. This payment will not be eligible for deferrals in the Company’s 401(k) plan.

b.	Subject to the terms of paragraph 5, provided the Company pays a Bonus to eligible employees under the Company’s AIP for the fiscal year ending prior to your termination, you will receive a Bonus payment, payable at the same rate that continuing employees receive their Bonus payment, less tax withholdings; provided however, that such Bonus payment has not already been paid to you at the time of the termination of your employment. This payment will be paid in a lump sum at the same time that continuing employees receive their AIP payout for that fiscal year, subject to paragraph 15(e) below. This payment will not be eligible for deferrals in the Company’s 401(k) plan.

c.	In addition, you will receive a Bonus payment, pro-rated through the effective date of the termination of your employment, payable at target, less tax withholdings, payable in a lump sum, subject to paragraph 15(e) below. This payment will not be eligible for deferrals in the Company’s 401(k) plan.

d.	If you elect to enroll in COBRA benefit continuation, the Company will pay the cost of medical, dental and vision benefit coverage under COBRA for twelve (12) months beginning the first day of the calendar month following the termination of your employment.

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e.	The payments made under paragraphs 15(a) and 15(c) will be paid within thirty (30) days of the effective date of the termination of your employment or the effective date of the signed release of claims, whichever is later, but no later than March 15 of the calendar year following the year of the termination of your employment. Payment made under paragraph 15(b) will be paid no later than March 15 of the calendar year of the termination of your employment.

f.	You agree not to affirmatively encourage or assist any person or entity in litigation against the Company or its affiliates, officers, employees and agents in any manner. This provision does not prohibit your response to a valid subpoena for documents or testimony or other lawful process; however, you agree to provide the Company with prompt notice of said process.

g.	You agree not to make any disparaging or untruthful remarks or statements about the Company or its products, services, officers, directors, or employees. The Company agrees not to cause its officers and senior executives to make any disparaging or untruthful remarks or statements about you. Nothing in this Agreement prevents you from making truthful statements when required by law, court order, subpoena, or the like, to a governmental agency or body.

h.	A condition precedent to the Company’s obligation to make the payments in paragraphs 15(a), 15(b) and 15(c) shall be your execution and delivery to the Company of a release in the form attached hereto as Exhibit A upon termination of your employment from the Company.

i.	You shall not be entitled to notice and severance under any policy or plan of the Company (the payments set forth in this paragraph being given in lieu thereof).

j.	You agree that if you breach any of your obligations, to the material detriment of the Company, under Paragraphs 10, 11, 12 or 15(f), 15(g) of this Agreement, the CNPR Agreement, or the Release referenced above, the Company will be entitled to under paragraph 15(a), 15(b) and 15(c), recover the full payments made to you and to obtain all other remedies provided by law or equity.

16.	Arbitration. Except as provided in paragraph 17(e), any dispute or controversy arising under or relating to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute) shall, at the election of either you or the Company, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS for employment-related disputes. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 30 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy), and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Paragraph 16. Any such arbitration proceedings shall take place in Washington D.C. before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any

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court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of Virginia for this purpose. If at the time any dispute or controversy arises with respect to this Agreement JAMS is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for purposes of this paragraph 16.

17.	Miscellaneous.

a.	Captions. The section headings of the paragraphs and subparagraphs contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

b.	Entire Agreement. This Agreement, including Exhibit A, sets forth the entire agreement and understanding between you and the Company relating to the terms and conditions of your employment and supersedes all prior agreements, arrangements and understandings, written or oral, between you and the Company concerning your employment status, except as expressly set forth herein.

c.	Assignability. This Agreement and your rights and obligations hereunder may not be assigned, transferred or delegated by you to any person or entity. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise.

d.	Amendments and Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by you and the Chairman and Chief Executive Officer of AOL or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

e.	Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of this Agreement or the CNPR Agreement, the Company shall have the right and remedy to have such provisions specifically enforced by any court having competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

f.	Taxes. Payments made to you under this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

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g.	Severability. If any provision of this Agreement is held to be invalid, the remainder of this Agreement shall not be affected thereby.

h.	Survival. Paragraphs 10, 11, 12, 15, 16 and 17 shall survive any termination of this Agreement. In addition, you must continue to comply with the Standards of Business Conduct, referenced in paragraph 9, for any period that you remain an employee of the Company after a termination of this Agreement.

i.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely in Virginia.

j.	Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

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Please sign and date one copy of this letter and return it to me. An extra copy is enclosed for your files.

With warm regards,

/s/ Randy Falco
Randy Falco
Chief Executive Officer

Agreed and Accepted:

/s/ Nisha Kumar	Date: 1/09/08
Nisha Kumar

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